<PAGE 1>

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.       )


Filed by the registrant [ x ]

Filed by a party other than the registrant [   ]

Check the appropriate box:

[ x ]  Preliminary proxy statement        [   ]  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
[   ]  Definitive proxy statement

[   ]  Definitive additional materials

[   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                         COMMONWEALTH ENERGY SYSTEM
               (Name of Registrant as Specified in Its Charter)


_____________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11.

       1)  Title of each class of securities to which transaction applies:
           _______________________________________________________________

       2)  Aggregate number of securities to which transactions applies:
           _______________________________________________________________

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           _______________________________________________________________

       4)  Proposed maximum aggregate value of transaction:
           _______________________________________________________________

       5)  Total fee paid:
           _______________________________________________________________


[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount previously paid:
            _____________________________________________

        2)  Form, Schedule or Registration Statement No.:
            _____________________________________________

        3)  Filing party:
            _____________________________________________

        4)  Date filed:
            _____________________________________________

<PAGE 2>
















                                                Commonwealth
                                                Energy System
                                                Notice of 1995
                                                Annual Meeting,
                                                Proxy Statement
                                                and 1994 Financial
                                                Information





































                                                Please sign and return your
                                                proxy promptly

<PAGE 3>


                          COMMONWEALTH ENERGY SYSTEM

                           Cambridge, Massachusetts

                   Notice of Annual Meeting of Shareholders

                                  May 4, 1995

To the Shareholders of
COMMONWEALTH ENERGY SYSTEM

      Notice is hereby given that the Annual Meeting of Shareholders of Commonwealth Energy System will be held at the office of the System, One Main Street, P.O. Box 9150, Cambridge, Massachusetts 02142-9150, on Thursday,
May 4, 1995, at 10:30 o'clock A.M., Eastern Daylight Time, for the following purposes:

      1. To elect three Trustees to hold office for a three-year term and until the election and qualification of their respective successors.

      2.    To take action on a proposal by the Board of Trustees to amend
            Section 6 of the System's Declaration of Trust, as amended, to revise the geographic residency requirement for Trustees.

      3. To consider and vote upon a shareholder proposal, if presented at the meeting, as described herein.

      4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Common Shareholders of record at the close of business on March 17, 1995 are entitled to notice of, and to vote at, the meeting.

                                          By order of the Trustees,





                                          Michael P. Sullivan
                                          Vice President, Secretary
                                          and General Counsel

March 31, 1995

                                   IMPORTANT

      We cordially invite you to attend the Annual Meeting of Shareholders, but IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE MAIL YOUR PROXY IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. Because our shares are widely distributed over a large number of holders, it is both necessary and desirable that all Shareholders send in their proxies. Failure to secure a quorum on the date set would necessitate an adjournment, which would cause the System considerable and needless expense. To avoid this, please SIGN AND DATE the accompanying proxy and mail it promptly in the enclosed envelope to Commonwealth Energy System, P.O. Box 9150, Cambridge, Massachusetts 02142-9150.

<PAGE 4>


                                PROXY STATEMENT

      This statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Commonwealth Energy System (hereinafter called the "System") to be used at the Annual Meeting of Shareholders of the System, to be held on Thursday, May 4, 1995, at the principal executive office of the System, One Main Street, P.O. Box 9150, Cambridge, Massachusetts 02142-9150, of which due notice has been given in accordance with the System's Declaration of Trust dated December 31, 1926, as amended. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. A properly executed and returned proxy will be voted in accordance with the directions contained thereon. Abstentions shall be voted neither "for" nor "against," but shall be counted in the determination of a quorum. Broker non-votes will not be counted either in calculating the number of shares present for the purposes of determination of a quorum or for the purposes of determining whether a matter has received the required number of votes. The giving of a later-dated proxy revokes all proxies previously given. The approximate date on which this Proxy Statement and the accompanying proxy card will first be mailed to Shareholders is March 31, 1995.

                             FINANCIAL STATEMENTS

      The audited financial statements of Commonwealth Energy System and Subsidiary Companies, which include comparative Balance Sheets as of December 31, 1994 and 1993, Statements of Income and Statements of Cash Flows for the three years ended December 31, 1994 and the Report of Independent Public Accountants, are included in Exhibit A of this Proxy Statement.

                               VOTING SECURITIES

      Each Common Share is entitled to one vote. Only Shareholders of record at the close of business on March 17, 1995 are qualified to vote at the meeting. There were outstanding as of the record date 10,585,909 Common Shares.

      The Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies owned beneficially 1,711,590 Common Shares representing 16.2% of the outstanding Common Shares as of February 1, 1995. Members of the Plan are entitled to give voting instructions with respect to their interests.

                 OWNERSHIP BY MANAGEMENT OF VOTING SECURITIES

      The following table shows the beneficial ownership, reported to the System as of February 1, 1995 of Common Shares of the System owned by the Chief Executive Officer and the four other most highly compensated Executive Officers and, as a group, all Trustees and Executive Officers of the System.

                                               Total
                                               Common         Percent of
      Name                                     Shares (1)        Class

      William G. Poist                           5,309           0.1%
      Russell D. Wright                          4,153           0.1%
      Kenneth M. Margossian                      3,025           0.1%
      James D. Rappoli                           1,167           0.1%
      Leonard R. Devanna                         1,636           0.1%
      All Trustees and Executive Officers
        as a group (14 persons)                 25,642           0.2%

<PAGE 5>


(1) Beneficial ownership set forth in this Proxy Statement includes, where applicable, shares with respect to which voting or investment power is attributed to an Executive Officer or Trustee because of joint or fiduciary ownership of the shares or relationship of the Executive Officer or Trustee to the record owner, such as a spouse, together with shares held under the Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies.

                   MATTERS TO BE BROUGHT BEFORE THE MEETING

                            1-ELECTION OF TRUSTEES

      Three Trustees will be elected at the Annual Meeting of Shareholders to hold office for the ensuing three years in accordance with the Declaration of Trust, which provides for staggered terms of Trustees of three years each. The three Trustees elected at this meeting will hold office for a three-year term and until the election and qualification of their respective successors. Under the terms of the Declaration of Trust, Trustees are required to be elected by a plurality vote of the Shareholders.

      The Shares represented by the enclosed form of proxy will be voted, and the persons named in such form of proxy will, unless otherwise directed in the proxy, vote shares represented by proxies received for the election of the following nominees:

                              Sheldon A. Buckler
                               Betty L. Francis
                             Michael C. Ruettgers

      Of the three nominees, Dr. Buckler and Ms. Francis are presently Trustees. Mr. Ruettgers was nominated by the Board on February 23, 1995 to fill a vacancy which will be occasioned by the retirement of Mr. Sinclair Weeks, who is retiring from the Board at the conclusion of his term effective May 4, 1995.

      Although it is not contemplated that any of the three (3) nominees will be unable to serve, in the event a vacancy in the list of the System's nominees is occasioned by death or other unexpected occurrence, your proxy will be voted for the election of a nominee acceptable to the remaining Trustees.

                 INFORMATION CONCERNING NOMINEES AND TRUSTEES

                                                                 Common Shares
                                                                 Beneficially
                                               Year First        Owned as of
                                                Became a         February 1,
Name, Principal Occupation and Term of Office   Trustee    Age     1995

(B) SHELDON A. BUCKLER, formerly Vice Chairman
(C)   of the Board and Director, Polaroid
(E)   Corporation, Cambridge, Massachusetts
      (Manufacturer of photographic equipment
      and supplies); Director, Lord Corp.;
      Aseco Corp.; Nashua Corporation; Parlex
      Corp.; Spectrum Information Technologies,
      Inc.; and Speech Systems, Inc.
      TERM EXPIRES IN 1995 (NOMINEE)..........   (1991)     63       1,069

(A) PETER H. CRESSY, Chancellor, University of
      Massachusetts Dartmouth, North Dartmouth,
      Massachusetts
      TERM EXPIRES IN 1996 ...................   (1994)     53         100

<PAGE 6>


                 INFORMATION CONCERNING NOMINEES AND TRUSTEES

                                                                 Common Shares
                                                                 Beneficially
                                               Year First        Owned as of
                                                Became a         February 1,
Name, Principal Occupation and Term of Office   Trustee    Age     1995

(B) HENRY DORMITZER, formerly Executive Vice
(D)   President, Wyman-Gordon Company, Worcester,
      Massachusetts (Producer of forgings for
      aerospace and transportation industries)
      TERM EXPIRES IN 1997 ...................   (1985)     60         700

(A) BETTY L. FRANCIS, Executive Vice President
      and Chief Financial Officer, BancBoston
      Mortgage Corporation, Jacksonville, Florida
      TERM EXPIRES IN 1995 (NOMINEE)..........   (1991)     48         100

(C) FRANKLIN M. HUNDLEY, Member and a Managing
(D)   Director, Rich, May, Bilodeau & Flaherty,
      P.C., Boston, Massachusetts (Attorneys);
      Director, The Berkshire Gas Company
      TERM EXPIRES IN 1997 ...................   (1985)     60       2,293

(A) WILLIAM J. O'BRIEN, President, William J.
      O'Brien, Inc., Southborough, Massachusetts
      (management consulting)
      TERM EXPIRES IN 1996...................    (1994)     62       1,100

    WILLIAM G. POIST, President and Chief
      Executive Officer of Commonwealth Energy
      System and Chairman, Chief Executive Officer
      and a Director of its principal subsidiary
      companies
      TERM EXPIRES IN 1996 ..................    (1992)     61       5,309

    MICHAEL C. RUETTGERS, President, Chief
      Executive Officer and Director, EMC
      Corporation, Hopkinton, Massachusetts
      (data storage technology); Director,
      Keane, Inc. and Cross Comm Corporation
      (NOMINEE)..............................     -         52         -

(B) GERALD L. WILSON, Vannevar Bush Professor of
(D)   Engineering, Massachusetts Institute of
(E)   Technology, Cambridge, Massachusetts;
      Director, Analogic Corp.
      TERM EXPIRES IN 1997 ...................   (1985)     55         464

      Each of the persons named above has held his or her present position (or another executive position with the same employer) for more than the past five years except for Ms. Francis, who served in various executive capacities at the Boston Five Cents Savings Bank from 1986 to 1990; Dr. Wilson, who served as Vice President-Corporate Technology and Manufacturing at Carrier Corporation during 1991-1992 while on a leave of absence from Massachusetts Institute of Technology; and Mr. O'Brien, who served as President and Chief Executive Officer of Hanover Insurance Company from 1979 to 1992.

      During 1994, fees of $669,427 were incurred for legal services rendered by the firm of Rich, May, Bilodeau & Flaherty, P.C., of which Mr. Hundley is a Member and a Managing Director. The firm has been employed in the last fiscal year and the current fiscal year.

<PAGE 7>


      Each Trustee, including nominees, owned beneficially less than one-third of one percent of outstanding Common Shares.

- -------------------------

(A)   Member of Audit Committee.

(B)   Member of Executive Compensation Committee.

(C)   Member of Nominating Committee.

(D)   Member of Benefit Review Committee.

(E)   Member of Strategic Planning Committee.

            COMPENSATION OF EXECUTIVE OFFICERS DURING THE YEAR 1994

      The following table shows compensation paid by the System and its subsidiaries to the System's President and Chief Executive Officer and the four other highest paid Executive Officers of the System whose total compensation in 1994 exceeded $100,000.

                          SUMMARY COMPENSATION TABLE
                                                   Long-Term Compensation (3)
                           Annual Compensation        Awards        Payouts

                                                                    Long-
                                                            Options  Term
                                           Other            /Stock  Incen-    All
                                           Annual   Restr-  Apprec-  tive    Other
                                           Compen-  icted   iation   Plan    Compen-
 Name and                  Salary          sation   Stock   Rights   (LTIP)  sation
 Principal Position   Year   (1)    Bonus    (2)    Awards  (SARS)  Payouts    (4)
William G. Poist      1994 $320,000 $98,721   -        -        -      -    $12,804
 President and Chief  1993  291,888  78,031   -        -        -      -     11,604
 Executive Officer of 1992  270,000  65,121   -        -        -      -     10,800
 the System and Chair-
 man and Chief Exec-
 utive Officer of its
 principal subsidiary
 companies

Russell D. Wright     1994 $215,897 $60,964   -        -       -       -    $ 9,312
 President and Chief  1993  195,000  53,814   -        -       -       -      7,704
 Operating Officer    1992  167,140  40,665   -        -       -       -      6,884
 of Cambridge
 Electric Light
 Company, Canal
 Electric Company,
 COM/Energy Steam
 Company and
 Commonwealth
 Electric Company

Kenneth M. Margossian 1994 $179,917 $52,005   -        -       -       -    $ 7,140
 President and        1993  165,000  47,256   -        -       -       -      6,564
 Chief Operating      1992  153,833  38,733   -        -       -       -      6,120
 Officer of Common-
 wealth Gas Company
 and Hopkinton LNG Corp.

<PAGE 8>

                          SUMMARY COMPENSATION TABLE (CONT'D)
                                                   Long-Term Compensation (3)
                           Annual Compensation        Awards        Payouts
                                                                    Long-
                                                            Options  Term
                                           Other            /Stock  Incen-    All
                                           Annual   Restr-  Apprec-  tive    Other
                                           Compen-  icted   iation   Plan    Compen-
 Name and                  Salary          sation   Stock   Rights   (LTIP)  sation
 Principal Position   Year   (1)    Bonus    (2)    Awards  (SARS)  Payouts    (4)
James D. Rappoli      1994 $151,686 $43,196   -        -       -       -    $ 5,880
  Financial Vice      1993  130,333  36,184   -        -       -       -      5,082
  President and       1992   93,917  21,931   -        -       -       -      3,732
  Treasurer of the
  System and its
  subsidiary companies

Leonard R. Devanna    1994 $142,166 $41,745   -        -       -       -    $ 5,912
 Vice President-New   1993  133,333  37,542   -        -       -       -      6,603
 Business Development 1992  124,167  29,939   -        -       -       -      4,899
 of COM/Energy
 Services Company

- --------------------

(1) The amounts in this column represent the aggregate total of cash compensation received and compensation deferred by the above-named individuals. Compensation is deferred pursuant to the provisions of the Employees Savings Plan and the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies.

(2) The dollar value of perquisites and other personal benefits, securities or property totalling either $50,000 or 10% of total annual salary and bonus, together with various other earnings, amounts reimbursed for the payment of taxes, and the dollar value of any stock discounts not generally available are required to be disclosed in this column. In 1994, there were no such perquisites, earnings, reimbursements or discounts paid or made.

(3) In 1994, the System did not provide to its employees, including Executive Officers, any payments or awards in the form of restricted stock, stock options, stock appreciation rights, long-term incentive plan payouts or other forms of long-term compensation.

(4) The amounts in this column represent the aggregate contributions by the System and certain subsidiary companies during 1994 on behalf of the above-named individuals to the Employees Savings Plan and the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies. The Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies is a defined contribution plan. The Plan incorporates salary deferral provisions pursuant to Section 401(k) of the Internal Revenue Code for all employees who have elected to participate on that basis. The Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies is a defined contribution/defined benefit plan. Unlike the Employees Savings Plan, this Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code of 1986. The Plan was established to provide an additional benefit to any participant in the Employees Savings Plan whose

<PAGE 9>


      benefit under the plan would be curtailed by limits in effect under the Internal Revenue Code for qualified plans. Of the amounts set forth in the "All Other Compensation" column, $6,642, $912, $2,518, $3,569 and $3,025 represent the contributions made on behalf of Messrs. Poist, Wright, Margossian, Rappoli and Devanna, respectively, by the Employees Savings Plan. Contributions made on behalf of Messrs. Poist, Wright, Margossian, Rappoli and Devanna by the Executive Salary Continuation and Excess Benefit Plan in 1994 equalled $6,162, $8,400, $4,622, $2,311 and
      $2,887, respectively.

<PAGE 10>


                              PENSION PLAN TABLE

 The following table shows annual retirement benefits payable to employees, including Executive Officers, upon retirement at age 65, in various compensation and years of service classifications, assuming the election of a retirement allowance payable as a life annuity from the Pension Plan for Employees of Commonwealth Energy System and Subsidiary Companies and the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies, as of December 31, 1994.

    Highest Annual
  Consecutive 3-Year
    Average Base
    Salary of Last               Annual Benefit for Years of Service (1)
      10 Years         10 Years   15 Years  20 Years   25 Years   30 Years   35 Years
    $ 90,000 ....      $15,818    $23,728   $ 31,637   $ 39,546   $ 47,455   $ 51,614
     120,000 ....       21,318     31,978     42,637     53,296     64,955     69,614
     150,000 ....       26,818     40,228     53,637     67,046     80,455     87,614
     180,000 ....       32,318     48,478     64,637     80,796     96,955    105,614
     210,000 ....       37,818     56,728     75,637     94,546    113,455    123,614
     240,000 ....       43,318     64,978     86,637    108,296    129,955    141,614
     270,000 ....       48,818     73,228     97,637    122,046    146,455    159,614
     300,000 ....       54,318     81,478    108,637    135,796    162,955    177,614
     330,000 ....       59,818     89,728    119,637    149,546    179,455    195,614
     360,000 ....       65,318     97,978    130,637    163,296    195,955    213,614

- -------------

(1) Federal law places certain limits on the amount of benefits which can be paid from qualified pension plans. Payments made by the System in excess of the applicable limitations are made pursuant to the terms of the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies. For 1994, the maximum annual compensation limit under the Pension Plan for Employees of Commonwealth Energy System and Subsidiary Companies was $150,000, and the maximum annual benefit under that Plan was $118,800.

      The Pension Plan for Employees of Commonwealth Energy System and Subsidiary Companies is a non-contributory defined benefit plan. The Plan is a final average earnings type plan under which benefits reflect the employee's years of credited service. The employee receives the higher of either an integrated or non-integrated Plan formula to realize the maximum retirement benefit applicable to his or her employment history. Both of the Plan formulae are based on the average of the three highest consecutive January 1 base salaries during the ten-year period preceding the employee's retirement or termination. Retirement benefits are available to employees on or after age fifty-five provided the sum of their age and years of service is at least seventy-five. Messrs. Poist, Wright, Margossian, Rappoli and Devanna have 30, 27, 25, 20 and 13 credited years of service respectively. For the purposes of calculating the annual retirement benefits of Messrs. Poist, Wright, Margossian, Rappoli and Devanna pursuant to the Plan, only the amounts set forth in the summary compensation table as "Salary" are utilized to determine each executive's three highest consecutive January 1 base salaries during the ten year period preceding the executive's retirement or termination.

      Each Executive Officer of the System has elected certain pre-retirement death benefits and supplemental retirement benefits in exchange for waiving certain standard life insurance benefits (in excess of $50,000), and the survivor income benefits generally available to all eligible employees. The alternative program for Executive Officers provides a pre-retirement death benefit of either: (i) a lump-sum payment of three times salary; or (ii) fifty percent of monthly base salary for one hundred and eighty months. The supplemental retirement benefit provides that an Executive Officer may retire after the attainment of age fifty-five and completion of ten years of service. Normal retirement at age sixty-five provides an annual payment equal to

<PAGE 11>


thirty-five percent of final base salary per year for life, or for a period of one hundred and eighty months, whichever is longer. Benefits are reduced for retirement prior to age sixty-five. The supplemental retirement benefits are in addition to the amounts shown in the table above and are not subject to limitation. If the employment of the Executive Officer shall terminate for any reason other than death and before completion of ten years of service and attainment of age fifty-five, there are no benefits payable under this alternative program for Executive Officers.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Executive Compensation Committee of the Board of Trustees has furnished the following report on executive compensation for 1994:

      The Chief Executive Officer's base salary compensation is determined by review of comparable utility salary data and evaluation of certain reference criteria. The Executive Compensation Committee (the "Committee") reviews compensation comparisons prepared by an independent consultant for roles comparable in scope to the Chief Executive Officer's and other executives. In addition, the Committee reviews market compensation data provided by the System's human resources department, selected utility proxy material, and utility industry references such as those provided by the Edison Electric Institute. Among the reference criteria reviewed by the Committee in developing external market pay norms are business type (investor-owned utilities), scope (utilities with revenues of approximately $500 million to $2 billion) and location (utilities headquartered in the northeast region of the U.S.). This market reference group of companies represents a sub-set of Value Line's utility sample.

      The Chief Executive Officer's base salary target (i.e., control point) is designed to match the market median for the utility reference group. The Committee adjusts the Chief Executive Officer's salary in relation to the salary range target on a subjective basis through evaluation of the same objective criteria used to determine the Chief Executive Officer's annual incentive award and individual goals as set forth below.

      The Chief Executive Officer's award for 1994 pursuant to the System's Annual Incentive Plan, as hereinafter described, was determined on a weighted basis, with two-thirds of the award potential attributable to the attainment of System goals and objectives, and one-third of the award potential attributable to individual goals and objectives. For 1994, the System criteria forming the goals and objectives applicable to the Annual Incentive Plan were: 1) meeting pre-established targets comparing System actual net income to budgeted net income for 1994; 2) success in implementing budgetary constraints in the interest of controlling costs; and 3) meeting certain pre-established benchmark measures of operation and maintenance expenses per customer, as compared to a peer group of 19 utility companies chosen by the System's compensation consultant. Each of the three System goals and objectives are equally weighted, and awards are made based on meeting, exceeding or reaching maximum attainment of targets. The goal established for actual net income was to meet or exceed the approved budgeted amounts. The System's 1994 net income of $48.97 million exceeded targeted net income of $41.20 million by 18.9%, resulting in a maximum award. The goal established for cost control was for operating and maintenance expenses in 1994 to be below the approved budgeted amounts. This goal was achieved by the System having reduced actual operation and maintenance expenses to 5.3% below established budgets, resulting in a maximum award for having exceeded the 5% below budget maximum target. The goal of maintaining operating and maintenance expenses per customer within the top 50% of the 19 company industry peer group was exceeded, as the System was rated the seventh most effective of the 19 companies in controlling operation and maintenance expenses. In the aggregate, the goals and objectives applicable to the System component of the Annual Incentive Plan were rated as 95.8% achieved.

<PAGE 12>


      The individual goals of the Chief Executive Officer for 1994 under the Annual Incentive Plan included: developing a System business development plan, overseeing the formation of a key performance factor metering system, and improving electric operations' overall customer favorability as measured by customer surveys. The Chief Executive Officer's performance relative to achieving individual goals was rated as 90% achieved, resulting in an aggregate performance rating of 94% achievement.

      The System's Long Term Incentive Plan, approved by shareholders in 1994, measures performance and provides the potential for awards of Common Shares over a three-year Plan Period. The first year of the initial Plan Period established under that Plan was 1994, and as a result no award was made under the Plan for 1994.

      With respect to other Executive Officers, the Chief Executive Officer, in conjunction with the System's human resources staff, established salary ranges for each Executive Officer. The salary ranges were based in part upon salaries provided to executive officers in the System's industry peer group, as reported by the Edison Electric Institute and from regional salary surveys so as to establish salary ranges generally in the median of the peer group. Specific salary levels were then established through an evaluation of the Executive Officer's performance of goals and duties. The base salary levels, as recommended by the Chief Executive Officer, were also reviewed and approved by the Executive Compensation Committee.

      In addition to base salary, the named Executive Officers are also eligible under the Annual Incentive Plan to receive annual variable incentive compensation of up to a maximum of 30% of annual base salary. In 1994, the System goals and objectives constituting the annual performance criteria and the corresponding weightings which determined eligibility for awards to the named Executive Officers under the Annual Incentive Plan were the same as those applicable to the Chief Executive Officer. The individual goals and objectives of the other Executive Officer Plan participants included various financial and operating performance standards, such as management costs of outside legal services, the stabilization of electric customers' costs of purchased power, and the maintenance of individual department total annual expenses at amounts not exceeding approved budgets.

                        THE EXECUTIVE COMPENSATION COMMITTEE
                        Henry Dormitzer, Chairperson
                        Sheldon A. Buckler
                        Gerald L. Wilson

<PAGE 13>


                     COMPARATIVE TOTAL SHAREHOLDER RETURN

      Set forth below is a line graph comparing the cumulative total shareholder return for the System's Common Shares to the cumulative total return of the S&P 500 Stock Index and a Peer Group Index which is comprised of 93 utility companies (including the System) which are followed by Value Line, Inc. The entities which comprise the Peer Group are also set forth hereinafter.

                      Comparative Five-Year Total Returns
         Commonwealth Energy System, S&P 500 and Value Line Peer Group
                    (Performance results through 12/31/94)


        ---------------------------------------------------------------


                          Line graph illustration of

                 comparative five-year (1990-1994) cumulative

                     total returns based on values listed

                                in chart below.


        ---------------------------------------------------------------


                   1989      1990      1991      1992      1993     1994

      COM/Energy  $100.00   $ 94.55   $121.82   $142.53   $164.76   $139.27
      S&P 500      100.00     96.83    126.41    136.26    150.00    151.73
      Peer Group   100.00    101.47    131.43    140.92    156.53    137.46

      Assumes $100 invested at the close of trading on the last trading day of 1989 in COM/Energy Common Shares, S&P 500 and the Peer Group. Also assumes reinvestment of dividends.

      Source: Value Line, Inc.

                                  PEER GROUP


Allegheny Power System, Inc.              Minnesota Power & Light Co.
American Electric Power Co., Inc.         Montana Power Co.
Atlantic Energy Inc.                      Nevada Power Co.
Baltimore Gas and Electric Company        New England Electric System
Boston Edison Company                     New York State Electric & Gas Corp.
Carolina Power & Light Co.                Niagara Mohawk Power Corporation
Centerior Energy Corporation              NIPSCO Industries Inc.
Central Hudson Gas & Electric Corp.       Northeast Utilities
Central Louisiana Electric Company Inc.   Northern States Power Co.
Central Maine Power Co.                   Northwestern Public Service Co.
Central & South West Corp.                Ohio Edison Co.
Central Vermont Public Service Corp.      Oklahoma Gas & Electric Co.
CILCORP Inc.                              Orange and Rockland Utilities, Inc.
CINergy Corp.                             Otter Tail Power Co.
CIPSCO Incorporated                       Pacific Gas & Electric Co.
CMS Energy Corp.                          PacifiCorp.

<PAGE 14>


Commonwealth Energy System                PECO Energy Company
Consolidated Edison Co. of New York, Inc. Pennsylvania Power & Light Co.
DPL Inc.                                  Pinnacle West Capital Corp.
Delmarva Power & Light Company            Portland General Electric Co.
The Detroit Edison Company                Potomac Electric Power Co.
Dominion Resources, Inc.                  Public Service Co. of Colorado
DQE                                       Public Service Co. of New Mexico
Duke Power Co.                            Public Service Enterprise Group Inc.
Eastern Utilities Associates              Puget Sound Power & Light Co.
El Paso Electric                          Rochester Gas and Electric Corp.
Empire District Electric Company          St. Joseph Light & Power Co.
Entergy Corporation                       San Diego Gas & Electric Co.
Florida Progress                          SCANA Corp.
FPL Group, Inc.                           SCEcorp
General Public Utilities Corp.            Sierra Pacific Power Co.
Green Mountain Power Corp.                The Southern Company
Hawaiian Electric Co., Inc.               Southern Indiana Gas & Electric Co.
Houston Industries Incorporated           Southwestern Public Service Co.
Idaho Power Co.                           TECO Energy, Inc.
IES Industries                            Texas Utilities Company
Illinova Corp.                            TNP Enterprises, Inc.
Interstate Power Co.                      Tucson Electric Power Co.
Iowa-Illinois Gas and Electric Company    Unicom Corp.
PIALCO Enterprises, Inc.                  Union Electric Co.
Kansas City Power & Light Co.             United Illuminating Co.
KU Energy Corporation                     UtiliCorp. United Inc.
LG&E Energy Corp.                         Washington Water Power Co.
Long Island Lighting Co.                  Western Resources Inc.
MDU Resources                             Wisconsin Energy Corp.
Midwest Resources, Inc.                   Wisconsin Public Service Corp.
                                          WPL Holdings, Inc.



               MEETINGS OF THE BOARD OF TRUSTEES AND COMMITTEES

      The System's Board of Trustees held thirteen meetings throughout 1994. The Board has an Audit Committee, an Executive Compensation Committee, a Nominating Committee, a Benefit Review Committee and a Strategic Planning Committee.

      The Audit Committee is composed of Betty L. Francis, Chairperson, Peter
H. Cressy and William J. O'Brien. The Committee held four meetings in 1994. The Committee's functions are: to recommend the selection of an independent public accountant; to review the scope of and approach to audit work; to review non-audit services provided by the independent public accountants; and to review accounting principles and practices and the adequacy of internal controls.

      The Executive Compensation Committee is composed of Henry Dormitzer, Chairperson, Sheldon A. Buckler and Gerald L. Wilson. During 1994 the Committee held four meetings. The Committee was formed for the purpose of reviewing and recommending compensation and promotional adjustments for certain of the System's personnel.

      The Nominating Committee is composed of Sinclair Weeks, Jr., Chairperson, Franklin M. Hundley and Sheldon A. Buckler. The Committee held four meetings in 1994. The functions of the Committee are: to coordinate suggestions or searches

<PAGE 15>


for potential nominees for the position of Trustee; to review and evaluate qualifications of potential nominees; and to recommend to the Board of Trustees nominees for vacancies occurring from time to time on the Board of Trustees. The Committee will consider nominees recommended by Shareholders upon the timely submission of the names of such nominees with their qualifications and biographical information forwarded to the Nominating Committee of the Board of Trustees.

      The Benefit Review Committee is composed of Franklin M. Hundley, Chairperson, Henry Dormitzer and Gerald L. Wilson. During 1994 the Committee held one meeting. The Committee was organized to consider and recommend to the Board of Trustees matters associated with the System's major funded benefit plans. Functions of the Committee include: recommending the composition of benefit plan boards and reviewing investment policy, objectives, performance or proposed changes related to the plans.

      The Strategic Planning Committee is composed of Gerald L. Wilson, Chairperson and Sheldon A. Buckler. The Committee held seven meetings during 1994. The functions of this Committee are: attendance at strategic planning sessions, support and insight to management and coordination and communication of management planning activities with the Board of Trustees.

      Each Trustee who was not an employee of the System is compensated for his or her services as Trustee at the rate of $10,000 per annum, plus $850 for each Trustee and Committee meeting attended. The Chairpersons of the Audit, Executive Compensation, Benefit Review and Strategic Planning Committees each receive an additional $1,000 during the year. In addition, the Chairman of the Board receives a retainer of $10,000 per year for his services as Chairman of the Board and of the Nominating Committee.

      The Retirement Plan for Trustees of Commonwealth Energy System was adopted to provide retirement benefits to non-management members of the Board of Trustees in recognition of their services to the System. Members of the Board of Trustees who have served as Trustees for at least five years are eligible to participate in the Plan. Each eligible Trustee qualifies for an annual retirement benefit payment equal to fifty percent of the annual retainer fee in effect at retirement (excluding retainers for chairing committees), plus 10% of the annual retainer fee for each year in addition to five years served, up to 100% of such fee. The annual retirement benefit payment is adjusted to reflect the first subsequent increase, if any, in the annual retainer fee for service on the Board following the Trustee's retirement. The annual retirement benefit payment becomes vested at the time of eligibility and is payable to Trustees for a period equal to the greater of ten years or the number of years of service as a Trustee.


                        2-AMENDMENT TO SECTION 6 OF THE
                             DECLARATION OF TRUST

      There will be presented to shareholders by the Board of Trustees a proposal to consent to an amendment to Section 6 of the System's Declaration of Trust, which section contains the requirement that at least two-thirds of the Trustees be at all times residents of Massachusetts and that each of the remaining Trustees be a resident of one of the New England states. The purpose of the amendment is to remove the restriction which requires that each of the Trustees who are not Massachusetts residents be a resident of one of the New England states. The text of the proposed amendment to section 6 is set forth as follows:

      Section 6 of the System's Declaration of Trust would be amended by deleting from the second and third lines of the first paragraph of Section 6 the words "and each of the remaining Trustees shall at all times be a resident of one of the New England states" so that the first sentence of section 6 reads as follows:

      "At least two-thirds of the Trustees hereunder shall at all times be residents of Massachusetts".

<PAGE 16>


      The Trustees believe that this amendment would be in the best interests of Shareholders, as it will enable the System to attract and retain qualified candidates for the position of Trustee throughout the System's geographic shareholder base, which includes all of the United States. At the same time, retention of the Massachusetts residency requirement for two-thirds of the Board reflects the fact that the System is predominantly an intra-state Massachusetts gas and electric utility company. The proposed amendment will also allow for the continued service on the Board by Ms. Francis, who has taken a position in the Jacksonville, Florida office of BancBoston Mortgage Corporation.

      The Board of Trustees believes that the restrictions relative to residency which were inserted into the Declaration of Trust over forty years ago no longer reflect the System's shareholder demographics, and that such restrictions both limit the selection and retention of Trustees and fail to provide for the mobility of today's workforce. At the same time, the provisions set forth in section 6 requiring two-thirds of the Trustees to be residents of Massachusetts will continue to ensure that the Board has a majority of members who are aware of the business climate within which the System operates so as to be able to provide valuable insight and advice in the management of the System's affairs. Upon the consent of the holders of the majority of the outstanding Common Shares present at the meeting and entitled to vote on the proposed amendment, the Trustees of the System will on May 4, 1995 vote to amend the Declaration of Trust and will file the amended Declaration of Trust, as required by the terms of the Declaration of Trust and the laws of the Commonwealth of Massachusetts.

            ACCORDINGLY, A VOTE "FOR" THE PROPOSAL IS RECOMMENDED.


                            3-SHAREHOLDER PROPOSAL

      The System has been advised that Mr. John Jennings Crapo, Porter Square Branch, P.O. Box 151, Cambridge, Massachusetts, 02140-0002, holder of 225 Common Shares, proposes to submit the following proposal at the 1995 Annual
Meeting:

      RESOLVED: It is the judgment of the Shareholders of Commonwealth Energy System ("CES") that it is advisable to amend the CES Declaration of Trust, dated December 31, 1926, as amended, and that the Board of Trustees present to Shareholders at the next Annual Meeting of Shareholders an appropriate amendment to said Declaration of Trust to accomplish the following:

Trustees elected at the annual meeting of Shareholders commencing with the 1997 Annual Meeting of Shareholders shall be elected to hold office until the next annual meeting and until their successors are elected and qualified.

      SUPPORTING STATEMENT: This is a reasonable proposal. It has been considered Annually at CES Shareholder Annual Meetings starting with 1991.

It provides for the appropriate modification to the Declaration of Trust in 1996, the election of ALL Trustees ANNUALLY commencing in 1997, in a carefully thought out manner. This proposal at the May 05, 1994 Annual Meeting of Shareholders received as follows:

1,483,947 Common Shares or 14% were voted "For" the Proposal
5,917,813 Common Shares or 57% were voted "Against" the Proposal, and 3% "Abstained" from the Proposal.

System Vice President, General Counsel, and Secretary, Mr. Michael P. Sullivan, Esquire, has advised Proponent that based on this vote and the applicable regulations Proponent may bring forth the Proposal again.

A proposal to abolish the Classified Board of Directors of Tri-Continental Corporation, presented by this proponent May 19, 1994 at Chemical Bank, New York City, received the following votes as reported to Proponent:

<PAGE 17>


48,067,020 shareholders representing 59.8% of the shares outstanding & eligible to vote balloted in person or by proxy ballot.
20.0% of the shares outstanding and 33.5% of the votes cast voted "For" Proponent's proposal.
35.9% of the shares outstanding and entitled to vote and 60.9% of the shareholder votes cast voted "Against" proponent's proposal.
And, 3.9% of the shares outstanding and entitled to vote and 6.5% of votes cast votes "Abstained."

Objections of TY were that a classified board: provides continuity, stability, and experience in leadership and in direction strategy...; ensures Board Members will be fully accountable to Stockholders because each year a portion of the Board must stand before Stockholders for election...; improves the ability of Board Members to more effectively represent the interests of all Stockholders.

The reactions of CES Shareholders and OTHER Shareholders points out the necessity for CES Shareholders to vote again on Board declassification.

      BOARD OF TRUSTEES RECOMMENDATION:

      The Board of Trustees recommends a vote AGAINST this proposal for the following reasons:

      This proposal has been submitted at each Annual Meeting since 1991. It requests that the Board of Trustees submit a proposal to Shareholders at the 1996 Annual Meeting, calling for the repeal of the classified Board, so that all Trustees would be elected on an annual basis. The classified board was adopted at the 1987 Annual Meeting, when Shareholders voted to amend the System's Declaration of Trust to create three classes of Trustees, with an equal number of Trustees in each class, and to provide that the Trustees would serve three-year staggered terms, such that three Trustees are eligible for election each year. The classified board is intended to help to ensure continued familiarity of Board members with the business, management and policies of the System, since a majority of the Trustees at any given time would have prior experience as Board members. These amendments are also designed to encourage persons seeking to acquire control of the System to initiate an acquisition through arms-length negotiations with the System's management and Board of Trustees, by making it more difficult to change the composition of the Board. Also, the amendments may allow the System's management to obtain more time and information for evaluating a takeover proposal, in order to fully protect the interests of the System and its Shareholders.

      The Board continues to believe that each Trustee is fully accountable to Shareholders throughout each term of office, whether that term is three years or one year. The Board further notes that the classified board system was determined to be of sufficient merit such that the Massachusetts legislature has codified that system, in its 1990 amendments to the laws pertaining to Massachusetts business corporations (however, the System, as a Massachusetts Trust, is not affected by this legislation).

      Repeal of the classified Board (which, if the present proposal is adopted, would actually be pursuant to the acceptance of a proposed Amendment to the Declaration of Trust to be offered at the 1996 Annual Meeting of Shareholders) requires the affirmative vote or written consent of three-quarters of the shares entitled to vote, in accordance with the terms of the System's Declaration of Trust.

<PAGE 18>


          ACCORDINGLY, A VOTE "AGAINST" THE PROPOSAL IS RECOMMENDED.

                               4-OTHER BUSINESS

      The Board of Trustees of the System knows of no matters other than those set forth in the Notice of the Annual Meeting which are likely to be brought before the meeting. However, if any other matters of which the Board of Trustees is not aware are appropriately presented for action, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

                                 MISCELLANEOUS

      The independent public accounting firm selected by the Trustees as Auditor of the System is Arthur Andersen LLP. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

      The cost of soliciting proxies will be borne by the System. A limited number of regular employees may solicit proxies by telephone or in person subsequent to the initial solicitation by mail. In addition, the System has retained the firm of D. F. King to aid in such solicitation of proxies. The System expects to pay such firm a fee of $5,500 plus expenses. The System will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to security owners.

      The proxy card for a participant in the System's Dividend Reinvestment and Common Share Purchase Plan includes the number of shares which are registered in the participant's name and the number of shares beneficially owned by the participant that are held in the name of the nominee of the System for the Plan. A participant's vote with respect to the shares registered in the participant's name is also an instruction by the participant to the nominee to vote the shares credited to the participant's account under the Plan.

      In order for Shareholder proposals for the 1996 Annual Meeting of Shareholders to be eligible for inclusion in the System's Proxy Statement, they must be received by the System at its principal office in Cambridge, Massachusetts, prior to December 2, 1995.

      It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, Shareholders are urged, regardless of the number of shares owned, to SIGN, DATE and RETURN the enclosed proxy promptly.



                                      Michael P. Sullivan
                                      Vice President, Secretary
                                      and General Counsel


Cambridge, Massachusetts 02142-9150
March 31, 1995

<PAGE 19>


Appendices

                          COMMONWEALTH ENERGY SYSTEM
               Proxy-Annual Meeting of Shareholders-May 4, 1995
          This Proxy is Solicited on Behalf of the Board of Trustees

      The undersigned hereby appoints Henry Dormitzer, William G. Poist and Sinclair Weeks, Jr., and each or any of them, with power of substitution, as proxies to attend the Annual Meeting of Shareholders of the System to be held on Thursday, May 4, 1995 and at any adjournment thereof and to vote the number of shares which the shareholder(s) would be entitled to vote if personally present:

      To vote your shares for all Trustee nominees, mark the "FOR"  box on item 1. To withhold voting for all nominees, mark the "WITHHELD" box. If you do not wish your shares voted "FOR" a particular nominee, mark the "EXCEPTION" box and enter name(s) of the exception(s) in the space provided.

_____________________________________________________________________________
                 The Trustees recommend a vote "FOR" #1 and #2

1.  Election of Trustees

    Nominees: S. A. Buckler, B. L. Francis, M. C. Ruettgers
    [  ]  FOR     [  ]  WITHHELD   [  ]  EXCEPTIONS

    EXCEPTIONS: ____________________

2.  Amendment to Declaration of Trust

    [  ]  FOR     [  ]  AGAINST    [  ]  ABSTAIN
_____________________________________________________________________________
                  The Trustees recommend a vote "AGAINST" #3

3.  Shareholder Proposal

    [  ]  FOR     [  ]  AGAINST    [  ]  ABSTAIN
_____________________________________________________________________________

4.  Upon any other business that may properly come before the meeting.
_____________________________________________________________________________

      This Proxy will be voted as directed above.  If no other indication is made, this proxy will be voted FOR proposals #1 and 2,
                           and AGAINST proposal #3.

           Any proxy or proxies to vote such shares at said meeting heretofore given by the shareholder(s) are hereby revoked.

                     PLEASE SIGN AND DATE ON REVERSE SIDE






____________________________________________________


____________________________________________________
                                                            Signature(s)
should agree with name(s) printed below

       (When signing as attorney, executor or administrator, trustee or guardian, etc., please indicate your full title as such.)

Acct. No.                                                             No. of
Shares



Dated_______________________, 1994

           PLEASE SIGN, DATE AND RETURN IN ENCLOSED PREPAID ENVELOPE